Exhibit (g)

Dated:

EXHIBIT A

TO THE CUSTODY AGREEMENT BETWEEN

STEWARD FUNDS, INC.

AND FIFTH THIRD BANK

DATE: February 14, 2017

Name of Fund	Date

Steward Large Cap Enhanced Index Fund	February 14, 2017
Steward International Enhanced Index Fund	February 14, 2017
Steward Select Bond Fund	February 14, 2017
Steward Global Equity Income Fund	February 14, 2017
Steward Small-Mid Cap Enhanced Index Fund	February 14, 2017

STEWARD FUNDS, INC.

By:	_____________________________________
Michael L. Kern, III, CFA

Its: President & Treasurer

FIFTH THIRD BANK

By: ______________________________________

Its: _______________________________________